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Qualcomm Sets the Record Straight on Regulatory Challenges Faced by Broadcom Broadcom’s recent “Client Advisory” note does the opposite of what Broadcom intends. It provides further evidence of the serious antitrust risk inherent in the proposed transaction. Broadcom concedes the existence of the concerns Qualcomm has been raising but offers vague and unworkable solutions. Rather than resolve regulatory doubts, the note underscores the complexity of, and the significant antitrust problems with, Broadcom’s proposal. In response, Qualcomm poses the following question: why would shareholders support this deal, given: 1. The risk that the deal never receives regulatory approval. 2. That any possible deal approval would require significant and complex divestitures as well as restrictions on the combined entity’s future operations. 3. That the approval process will be lengthy – 18 months or more – and seriously disrupt Qualcomm’s business during a critical time for the company (e.g., 5G, Internet of Things, autonomous driving). 4. That Broadcom has said it will radically alter Qualcomm’s licensing practices, which would damage, if not destroy, the value of the $4+ billion licensing business. We believe Broadcom’s strategy is mainly to trade licensing revenue for chip share at higher prices. And while the deal is pending, infringers may take a wait-and-see approach, refusing to pay. 5. That two customers providing Qualcomm chipset revenues in excess of $1 billion each per year have stated that they are likely to move designs away from Qualcomm in the event that this transaction moves forward. This is due to their lack of confidence in Broadcom’s ability to continue to lead in technology. 6. That Broadcom has reserved its right to walk away with only an unspecified reverse break-up fee that will inevitably fall far short of compensation for the harm inflicted. Below, Qualcomm addresses key regulatory questions about Broadcom’s proposal with the facts: What are the antitrust issues? There are significant regulatory hurdles to the proposed transaction, including at least a dozen antitrust reviews and potentially serious national security concerns. The inevitable conflicts from the review required by numerous agencies, with widely different interests and approaches, will not only add time and additional restrictions, but could lead to rejection by one or more agencies.

From an antitrust standpoint, Broadcom acknowledges there are substantial areas in which the companies directly compete, which is the main concern of antitrust agencies – including in Wi-Fi with a combined market share of over 50% and RF Front End (RFFE) chips. These overlaps are particularly problematic given that Broadcom and Qualcomm are two of the largest semiconductor companies in the world (and the two largest fabless semiconductor companies). Broadcom has mischaracterized the WiFi market, implying its competition with Qualcomm is limited and easy to remedy, ignoring that Qualcomm competes directly against Broadcom in WiFi components. To address the horizontal overlaps, Broadcom proposes product (as opposed to entire business) divestitures of Qualcomm’s products. Product divestitures (or “carve-out” remedies) are seen as “inherently suspect” (to quote the U.S. Department of Justice) and generally insufficient by antitrust regulators around the world. Even if considered, product divestitures require more assets and personnel to be divested than just those contained in the businesses. Regulators would also require divestiture of shared research and development and other assets that are currently utilized by the cellular business as well as the overlapping connectivity and RFFE businesses. Adding to the uncertainty, Broadcom would have to identify a suitable buyer that could compete in the market with equal strength to Qualcomm – a challenging and potentially impossible task. In addition, any divestiture to a non-U.S. buyer must be approved by the Committee on Foreign Investment in the United States (CFIUS). The universe of companies that can satisfy the concerns of both antitrust regulators and CFIUS is small, if it exists at all. Broadcom’s list of potential buyers excludes Chinese firms in an attempt to address CFIUS obstacles. However, even with assets divested elsewhere, China may require licensing commitments that will raise CFIUS concerns. In addition to divestitures, foreign antitrust agencies (e.g., in Europe and China) may impose conduct remedies, including burdensome restrictions on future conduct such as price caps and prohibitions on common business arrangements such as tying or bundling, which will affect the future profitability of the businesses. Broadcom acknowledges that many customers (which are a primary concern for antitrust agencies) are already strongly opposed to any deal. Broadcom ignores the extent of that opposition, including from various Chinese original equipment manufacturers (OEMs) who have already publicly voiced their concern (including Xiaomi, Oppo and Vivo). What are the concerns with U.S. approval? Broadcom does not acknowledge the current enforcement approach in the U.S., where regulators have made clear that carve-out remedies will generally be insufficient to remedy competition concerns. U.S. agencies have refused to approve a substantial number of proposed carve-out remedies, including in Comcast/Time Warner Cable, Applied Materials/Tokyo Electron, Sysco/US Foods, Baker Hughes/Halliburton, General Electric/AB Electrolux, Staples/Office Depot, KLA Tencor/LAM, Walgreens/RiteAid, and ABI/Grupo Modelo. 2

Why is Qualcomm concerned about regulatory problems in Europe and in China? Many foreign jurisdictions’ remedies are different from those demanded by U.S. agencies, including not only divestitures, but also onerous conduct remedies and even orders to hold the two companies separate for extended periods of time, leaving them in limbo. For example, in the past several years Thermo Fisher, Seagate, Samsung, Western Digital, Hitachi, Qualcomm, and NXP have all provided remedies in foreign jurisdictions in addition to what, if anything, was agreed to in the U.S. The extent to which such foreign remedies could materially reduce existing or future synergies cannot be discounted. As previously mentioned, there already are a number of Chinese OEMs which have stated public opposition to the transaction, which creates a serious problem for clearance in China – China’s antitrust law explicitly provides for the consideration of industrial policy goals such as “protecting the healthy development of the socialist market economy.” It is also significant that customers are already voicing their opposition to the transaction even before there is a transaction. And these complaints are before Broadcom can formally start the review process, meaning that regulators cannot yet formally solicit the opinions of customers. Broadcom says it would make commitments to Qualcomm that are at least as favorable as the ones Qualcomm provided to NXP.Is this enough? Broadcom’s offer to make commitments to Qualcomm similar to those made by Qualcomm to NXP is inadequate and misleading – Qualcomm and NXP are not competitors. A proposed Broadcom/Qualcomm transaction raises far more significant competitive concerns – concerns that cannot be resolved by divestiture of discrete assets or minor behavioral commitments. Without a commitment to divest any and all assets demanded by the regulator (including, if necessary, Broadcom’s own assets), the proposal to buy Qualcomm is no more than an option that Broadcom could choose to withdraw at any time. Broadcom’s CEO rejected the need for any additional commitments, calling “hell-or-high water provisions” an “undefined legal standard” that would not “add much incremental certainty.” This is inaccurate and stunning. Broadcom’s own advisors have said a “hell-or-high-water” provision “requires a party to take any and all efforts to obtain antitrust approvals, often including litigation with the antitrust agency and any divestitures or conduct restrictions.” Indeed, it is widely recognized that hell-or-high-water provisions are commonly used to address substantial antitrust risk. Acquirers that have provided such assurances include Google (to DoubleClick) and Family Dollar (to Dollar Tree). 3

Broadcom couples its limited regulatory commitment with a promise to propose a reverse break-up fee that is “customary for a deal of this size.” That could very well mean that after many months, Broadcom could walk away from the transaction and leave Qualcomm without any meaningful recourse. The damage to Qualcomm’s business and market value in the interim period would likely be substantial in terms of lost sales and design wins, customer attrition, management distraction, employee attrition, recruiting paralysis, and inability to execute on its business strategy – and will cost far more than any yet-to-be-defined reverse break-up fee could offset. What is next from a regulatory standpoint? Broadcom cannot commence the merger review process outside the U.S. – the Europe and China processes cannot legally begin unless there is a fully negotiated merger agreement or Broadcom has launched a tender offer. Broadcom has done neither, so they have not yet started the clock on what could be an 18-month or longer process. Broadcom completely ignores the reality that in the last five years several large, complex international mergers involving multiple regulators have taken over 18 months. And at the moment, there is no “next” step. In summary, Broadcom’s proposal threatens destruction of Qualcomm’s value – including through wholesale changes to Qualcomm’s licensing program and proposed divestitures of Qualcomm’s product businesses – while reserving Broadcom’s right to walk away from the deal simply by paying a fee that will inevitably fall far short of compensation for the harm inflicted on Qualcomm. # # # ADDITIONAL INFORMATION Qualcomm has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). QUALCOMM STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Qualcomm with the SEC without charge from the SEC’s website at www.sec.gov. CERTAIN INFORMATION REGARDING PARTICIPANTS Qualcomm, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Qualcomm’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above. CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS 4

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; Qualcomm’s positioning to benefit from any of the above; potential benefits and upside to Qualcomm’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are based on Qualcomm’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Qualcomm. More detailed information about these factors may be found in Qualcomm’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward - looking statements, which speak only as of their dates. 5